Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Current Report on Form 8-K/A of GTT Communications, Inc. of our report dated December 29, 2015, with respect to the financial statements of One Source Networks, Inc. as of and for the nine months ended September 30, 2015 and 2014, appearing in this Form 8-K/A.

New York, NY
December 31, 2015